FIFTH MODIFICATION AGREEMENT

     THIS FIFTH MODIFICATION AGREEMENT ("MODIFICATION") is made as of the 21st day of March 2003, by and among GSE SYSTEMS, INC., a Delaware corporation ("GSE SYSTEMS"), GSE PROCESS SOLUTIONS, INC., a Delaware corporation ("GSE PROCESS"), and GSE POWER SYSTEMS, INC., a Delaware corporation ("GSE POWER," and together with GSE SYSTEMS and GSE PROCESS, collectively, "BORROWERS"), MSHI, INC., a Virginia corporation ("MSHI"), GSE ERUDITE SOFTWARE, INC., a Delaware corporation ("ERUDITE"), GSE SERVICES COMPANY L.L.C., a Delaware limited liability company ("SERVICES"), GP INTERNATIONAL ENGINEERING & SIMULATION, INC., a Delaware corporation ("GP ENGINEERING"), GP STRATEGIES CORPORATION, a Delaware corporation ("GP STRATEGIES"), MANTECH INTERNATIONAL CORPORATION, a New Jersey corporation ("MANTECH") and PNC BANK, NATIONAL ASSOCIATION ("LENDER"). MSHI, ERUDITE, SERVICES, and GP ENGINEERING are referred to collectively as the "GUARANTORS."

                                    RECITALS

     Pursuant to the terms of a Loan and Security Agreement dated as of March 23, 2000, as Amended pursuant to a First Modification Agreement dated as of May 30, 2000, a Second Modification Agreement dated as of July 20, 2000, a Third Modification Agreement dated as of March 20, 2001, a Fourth Modification Agreement dated as of January 14, 2002, and various letter agreements executed from time to time (the aforesaid Loan and Security Agreement, as amended from time to time, "LOAN AGREEMENT") by and between the BORROWERS and the NATIONAL BANK OF CANADA ("NBOC"), NBOC provided a credit facility to the BORROWERS in the originally stated maximum principal amount of Ten Million Dollars ($10,000,000.00). On or about January 15, 20002, NBOC transferred to the LENDER all of its right, title, and interest in, to and under the LOAN AGREEMENT and the credit facility extended to the BORROWERS pursuant thereto.

     All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the LOAN AGREEMENT.

     The GUARANTORS have guaranteed all of the BORROWERS' obligations to the LENDER pursuant to Guaranty Agreements dated as of March 23, 2000.

     GP STRATEGIES has guaranteed all of the BORROWERS' obligations to the LENDER (subject to certain limitations set forth therein) pursuant to a Limited Guaranty Agreement dated as of March 23, 2000.

     MANTECH presently provides certain subordinated loans to GSE SYSTEMS as set forth in the Subordination and Intercreditor Agreement dated as of June 25, 2001 between MANTECH and the LENDER.

     The CREDIT FACILITY is secured by, among other things, the security interests and liens granted by the BORROWERS and the GUARANTORS to the LENDER pursuant to the LOAN AGREEMENT and the other LOAN DOCUMENTS.

     The BORROWERS are in default under the LOAN AGREEMENT as a result of violations of Sections 6.21, 6.22 and 6.24 of the LOAN AGREEMENT as of their FISCAL YEAR ending December 31, 2002 ("EXISTING DEFAULTS"). As a result of the occurrence of the EXISTING DEFAULTS, the LENDER may terminate the CREDIT FACILITY and accelerate the time for payment of the OBLIGATIONS and exercise its rights and remedies upon default. Notwithstanding the EXISTING DEFAULTS, the LENDER is continuing to provide advances under the LOAN and has not, as of the date hereof, demanded repayment of any sums under the CREDIT FACILITY.

     The BORROWERS have requested that the LENDER extend the TERMINATION DATE under the LOAN AGREEMENT to March 31, 2004 and to otherwise modify certain terms of the LOAN AGREEMENT. The BORROWERS have also requested that the LENDER waive the EXISTING DEFAULTS.

     NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

     Section 1. Recitals. The parties acknowledge the accuracy of the above Recitals and hereby incorporate the Recitals into this MODIFICATION.

     Section 2. LIBOR Borrowing under the Loan Agreement. The BORROWERS agree that, notwithstanding anything to the contrary set forth in the LOAN AGREEMENT, henceforth the BORROWERS shall not make elections for LIBOR BORROWINGS or otherwise elect to accrue interest at the ADJUSTED LIBOR RATE, and the LENDER shall have no obligation to make any advances under the CREDIT FACILITY as LIBOR BORROWINGS.

     Section 3. Amendment To Loan Agreement. The LOAN AGREEMENT is hereby amended and modified as follows:

     a. Section 1.11 of the LOAN AGREEMENT captioned "Applicable Margin" is hereby amended by deleting the percentage "0.75%" appearing under the heading "BASE RATE" and inserting in lieu thereof the percentage
         "1.00%."

     b. Section 1.12 of the LOAN AGREEMENT captioned "Base Rate is hereby amended and restated in its entirety as follows:

          Section 1.12. Base Rate. The term "BASE RATE" means the base commercial lending rate of the LENDER as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by the LENDER as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by the LENDER to any particular class or category of customers of the LENDER.

     c. Section 1.31. of the LOAN AGREEMENT captioned "Dollar Cap" is hereby amended and restated in its entirety as follows:

          Section 1.31. DollarCap. The term "DOLLAR CAP" means: (a) from March 23, 2003 through September 30, 2003, Six Million Five Hundred Thousand Dollars ($6,500,000.00); (b) from October 1, 2003 through December 31, 2003, Five Million Five Hundred Thousand Dollars ($5,500,000.00); and
          (c) from January 1, 2004 through the TERMINATION DATE, Five Million Dollars ($5,000,000.00).


     d. Section 1.101 of the LOAN AGREEMENT captioned "Termination Date" is hereby amended and restated in its entirety as follows:

          Section 1.101. Termination Date. The term "TERMINATION DATE" means March 31, 2004.

     e. Section 2.1 of the LOAN AGREEMENT captioned "Agreement to Extend the Loan" is hereby further amended by amending and restating the fifth sentence thereof in its entirety as follows:


          In the event that the principal balance outstanding under the LOAN, plus the L/C EXPOSURE less the aggregate STATED AMOUNT of LETTERS OF CREDIT permitted and outstanding under the CASH SECURED L/C FACILITY, ever exceeds the MAXIMUM CREDIT AMOUNT (or any of the percentages or sublimits set forth therein) the BORROWERS shall immediately upon demand of the LENDER (and on March 23, 2003, October 1, 2003, January 1, 2004, without demand of the LENDER), pay to the LENDER in case the amount of such excess and all accrued interest thereon and, in addition to any other rights and remedies of the LENDER hereunder, prior to such repayment such over advances shall bear interest at the highest rate provided under this AGREEMENT.


     f. Sections 6.21 and 6.22 of the LOAN AGREEMENT captioned "Minimum EBITDA" and "Minimum Tangible Net Worth Plus Subordinated Debt" respectively, are hereby amended and restated in their entirety as follows:

          Section 6.21. Minimum EBITDA. The EBITDA of the BORROWERS and their respective consolidated SUBSIDIARIES measured on a consolidated basis, measured at the end of each QUARTER, shall be:

     (a) for the QUARTER ending March 31, 2003, not less than Three Hundred Thousand Dollars ($300,000.00);

     (b) for the QUARTER ending June 30, 2003, not less than Eight Hundred Seventy-Five Thousand Dollars ($875,000.00);

     (c) for the QUARTER ending September 30, 2003, not less than One Million Five Hundred Seventy-Five Thousand Dollars ($1,575,000.00); and

     (d) for the QUARTER ending December 31, 2003, not less than One Million One Hundred Thousand Dollars ($1,100,000.00).

          Section 6.22. Minimum Tangible Net Worth Plus Subordinated Debt. As of the end of each QUARTER set forth below of the BORROWERS and their respective consolidated SUBSIDIARIES, the sum of TANGIBLE NET WORTH plus SUBORDINATED DEBT of the BORROWERS and their respective consolidated SUBSIDIARIES on a consolidated basis shall be not less than the respective amount set forth for such QUARTER:

      (a) for the QUARTER ending March 31, 2003: Two Million Six Hundred Thousand Dollars ($2,600,000.00);

      (b) for the QUARTER ending June 30, 2003: Two Million Eight Hundred Thousand Dollars ($2,800,000.00);

      (c) for the QUARTER ending September 30, 2003: Three Million Three Hundred Fifty Thousand Dollars ($3,350,000.00); and

      (d) for the QUARTER ending December 31, 2003: Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000.00).

     g. Section 6.23 of the LOAN AGREEMENT captioned "Minimum Current Ratio" is hereby deleted.

     h. Section 6.24 of the LOAN AGREEMENT captioned "Ratio of Total Liabilities to Tangible Net Worth Plus Subordinated Debt" is hereby deleted.

     i. Section 7.5 of the LOAN AGREEMENT is hereby amended and restated in its entirety as follows:

          Section 7.5. Restricted Payments. None of the BORROWERS shall make any RESTRICTED PAYMENTS, except that provided no DEFAULT or EVENT OF DEFAULT shall have occurred or shall occur after giving effect to such RESTRICTED PAYMENT and provided the total amount of such RESTRICTED PAYMENTS in any given FISCAL YEAR do not exceed fifty percent (50%) of its NET PROFIT AFTER TAX for such FISCAL YEAR: (a) With respect to the GSE POWER SYSTEMS AB NOTE, GSE SYSTEMS may permit GSE Power Systems AB to offset dividends due GSE SYSTEMS to repay regularly scheduled payments of interest in accordance with the stated terms of such note or payments of principal in accordance with the stated terms of such note, when and as any of the same become due (but without giving effect to any acceleration or any amendment which would have the effect of increasing such payments) under such note; (b) the other BORROWERS may pay cash dividends to GSE SYSTEMS; and (c) a BORROWER may make payments to other BORROWERS.

         Section 4. Amendment Fee. In consideration of the agreements of the LENDER hereunder, the BORROWERS shall pay to the LENDER an unconditional and non-refundable fee equal to Seventy-Five Thousand Dollars ($75,000.00) which shall be due and payable on the date hereof. In addition, so long as there are any OBLIGATIONS which remain outstanding as of such dates, the following non-refundable and unconditional fees: (a) Fifty Thousand Dollars ($50,000.00) which shall be due and payable on October 1, 2003; and (b) Fifty Thousand Dollars ($50,000.00) which shall be due and payable on January 1, 2004. The fees shall not be considered to be payment of any of the LENDER's expenses incurred in connection with the CREDIT FACILITY or this MODIFICATION, nor shall it be considered to modify or limit the ability of the LENDER to terminate in accordance with the provisions of the LOAN AGREEMENT and the other LOAN DOCUMENTS, the ability of the BORROWERS to borrow under the LOAN, or obtain LETTERS OF CREDIT. The fees are, instead, intended as part of the compensation which is earned by the LENDER for agreeing to provide the CREDIT FACILITY in accordance with the terms of the LOAN DOCUMENTS.

         Section 5. Waiver of Existing Defaults. Subject to the terms and conditions of this MODIFICATION, the LENDER hereby waives the EXISTING DEFAULTS. The contrary notwithstanding, the waiver granted herein shall not constitute a waiver of any other violation, DEFAULT, or EVENT OF DEFAULT which may exist under the LOAN AGREEMENT or any other LOAN DOCUMENT, whether or not known to the LENDER, nor shall it constitute a waiver of any future violation, DEFAULT, or EVENT OF DEFAULT occurring under the LOAN AGREEMENT or other LOAN DOCUMENT, including without limitation, any future or additional violation of Sections
6.21 and/or 6.22 of the LOAN AGREEMENT.

         Section 6. Acknowledgement of Guarantors, GP Strategies and Mantech. Each of the GUARANTORS, GP STRATEGIES and MANTECH hereby acknowledges the modifications and other terms set forth herein and, except as specifically modified hereby, ratifies and confirms all of its respective obligations under the LOAN DOCUMENTS to which it is a party.

         Section 7. Other Terms. Except as specifically modified herein, all other terms and provisions of the LOAN DOCUMENTS remain in full force and effect and are hereby ratified and confirmed.

         Section 8. Additional Representation and Warranties. As an inducement to the LENDER to enter into this MODIFICATION, the BORROWERS, the GUARANTORS, GP STRATEGIES and MANTECH here by make the following additional representations and warranties to the LENDER:

     a. Each of them: (i) has the power to enter into this MODIFICATION and any related documents, and to perform all of its obligations hereunder and there under; (ii) has duly authorized the entry into and performance of this MODIFICATION and all related documents and agrees to deliver to the LENDER a certificate of corporate resolutions evidencing same; and (iii) is in good standing in the state of its incorporation (or formation) and in all other states in which it transacts business, except where the failure to be in good standing would not materially affect performance under the LOAN DOCUMENTS.

     b. None of them is in default of any of its respective duties or obligations of the LOAN DOCUMENTS (other than the EXISTING DEFAULTS).

     c. No event exists which constitutes, or which with the passage of time, the giving of notice, or both, would constitute a default under the LOAN AGREEMENT or any of the LOAN DOCUMENTS (other than the EXISTING DEFAULTS).

     d. None of them is in default under any other contract, agreement or instrument to which it is party or under which it or any of its property is bound.

     e. The execution, delivery and performance of this MODIFICATION will not immediately, or with the passage of time, the giving of notice, or both violate any laws or result in a default under any contract, agreement, or instrument to which any of them is a party or by which any of them or any of their property is bound.

     f. All warranties and representations previously made to the LENDER by the each of them in connection with the LOAN DOCUMENTS remain true, accurate and complete, except to the extent that the LENDER has previously been notified.

     g. There are no outstanding judgements, tax liens, or pending litigation against any of them, and there are no actions, suits, investigations or proceedings pending or, to the knowledge of any of them, threatened against any of them or against any of the COLLATERAL, except as disclosed on a schedule to the LOAN DOCUMENTS or Schedule A attached hereto.

     h. No material adverse change has occurred in the financial condition of any of the BORROWERS or any of the GUARANTORS, as indicated on their financial statement most recently submitted to and reviewed by the LENDER, and no event has occurred or circumstance exists which may cause such a material adverse change.

     i. This MODIFICATION and all of the LOAN DOCUMENTS, as modified and amended in accordance herewith, are the valid and binding obligations of each of them and are fully enforceable in accordance with all stated terms.

         Section 9. No Intended Novation Or Refinancing. All parties hereto expressly acknowledge that no novation of the CREDIT FACILITY, the LOAN or the LOAN DOCUMENTS is intended by the parties, and that the modifications, amendments, and restatements contemplated by this AGREEMENT are not intended to evidence or to be construed as a refinancing of the LOAN or the CREDIT FACILITY.

         Section 10. Confirmation of Liens. Each of the BORROWERS and GUARANTORS ratifies and confirms that all existing liens, security interests, and other pledges and grants of collateral which have been previously granted or conveyed by the BORROWERS and the GUARANTORS with respect to the CREDIT FACILITY are intended to remain in full force and effect, without any loss or reduction in the priority or enforceability of any liens, security interests, or pledges.

         Section 11. Final Agreement. This MODIFICATION and the other LOAN DOCUMENTS, as modified herein, constitute the entire agreement between the parties hereto with respect to the CREDIT FACILITY, and may not be altered, modified or amended except by writing executed by the LENDER and any other party against whom any such modification or amendment is to be enforced.

         Section 12. Fees and Expenses. The BORROWERS, jointly and severally, agree to promptly pay all costs and expenses incurred by the LENDER in connection with this MODIFICATION, including, but not limited to, all attorneys' fees.

         Section 13. Binding Effect. This MODIFICATION shall inure to the benefit of the parties hereto, and shall be binding upon, their respective personal representatives, successors and assigns.

         Section 14. Choice Of Law. The laws of the State of New York (excluding, however, conflicts of law principles) shall govern and be applied to determine all issues related to this MODIFICATION and the right and obligations of the parties hereto, including the validity, construction, interpretation, and enforceability of this MODIFICATION and its various provisions and the consequences and legal effect of all transactions and events which resulted in the execution of this MODIFICATION or which occurred or were to occur as a direct or indirect result of this MODIFICATION having been executed.

         Section 15. Tense, Gender, Defined Terms, Captions. As used herein, the plural shall refer to and include the singular, and the singular shall refer to and include the plural. The use of any gender shall include and refer to any other gender. All defined terms are completely capitalized throughout this MODIFICATION. All captions are for the purpose of convenience only.

         Section 16. Time. Time is of the essence with respect to this MODIFICATION and all terms and conditions described herein.

         Section 17. No Defenses; Release Of Claims. As of the date of this AGREEMENT, none of the BORROWERS has any offsets, defenses, counterclaims, or other claims or defenses which would lessen, delay, or mitigate against its duties and obligations to repay and perform the OBLIGATIONS in accordance with all stated terms of the LOAN DOCUMENTS, as amended. As of the date of this AGREEMENT, none of the GUARANTORS or GP STRATEGIES has any offsets, defenses, counterclaims, or other claims or defenses which would lessen, delay, or mitigate against its duties and obligations to repay and perform its "OBLIGATIONS," as such term is defined in its respective Guaranty Agreement, in accordance with all stated terms of the LOAN DOCUMENTS, as amended, to which it is a party. Each of the BORROWERS, GUARANTORS, GP STRATEGIES and MANTECH hereby releases, waives, discharges and agrees to hold the LENDER and its officers, directors, agents, attorneys, and employees harmless from any and all claims, known or unknown, which such BORROWER, GUARANTORS, GP STRATEGIES or MANTECH might have against the LENDER or its officers, directors, agents, attorneys, or employees which in any way relate, pertain, or arise, directly or indirectly, from the CREDIT FACILITY, the LOAN DOCUMENTS, this MODIFICATION, or which otherwise relate or pertain to the collateral securing the obligations of the BORROWERS (or any of them) to the LENDER, the transactions described in this MODIFICATION, or conduct of the parties with respect thereto.

         Section 18. No Waiver. The LENDER, at any time or from time to time, may waive all or any rights under this MODIFICATION or the other LOAN DOCUMENTS, as amended, but any such waiver or indulgence by the LENDER at any time or from time to time shall not constitute a future waiver of performance or exact performance by the BORROWERS.

         Section 19. Waiver of Trial by Jury. Each party to this MODIFICATION agrees that any suit, action, or proceeding, whether claim or counterclaim, brought or instituted by any party hereto or any successor or assign of the party on or with respect to this MODIFICATION or any other LOAN DOCUMENT or which in any way related, directly or indirectly, to the OBLIGATIONS or any event, transaction, or occurrence arising out of or in any way connected with any of the OBLIGATIONS, or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION, OR PROCEEDING.



        IN WITNESS WHEREOF, the parties hereto have executed this MODIFICATION under seal as of the date first above written. This MODIFICATION may be executed in counterparts and may be delivered via facsimile.



WITNESS/ATTEST:                             BORROWERS:

                                           GSE SYSTEMS, INC.


___________________                      By: /s/Jeffery G. Hough      (SEAL)
                                            Name:  Jeffery G. Hough
                                            Title: Senior Vice President



                                           GSE PROCESS SOLUTIONS, INC.

___________________                      By: /s/ Jeffery G. Hough     (SEAL)
                                            Name:     Jeffery G. Hough
                                            Title:    Senior Vice President



                                           GSE POWER SYSTEMS, INC.

___________________                      By: /s/ Jeffery G. Hough     (SEAL)
                                            Name:  Jeffery G. Hough
                                            Title: Senior Vice President



                                           GUARANTORS:

                                           MSHI, INC.

___________________                      By: /s/ Jeffery G. Hough     (SEAL)
                                            Name:   Jeffery G. Hough
                                            Title:  Senior Vice President


WITNESS/ATTEST:                             GSE ERUDITE SOFTWARE, INC.

___________________                      By: /s/ Jeffery G. Hough     (SEAL)
                                            Name:  Jeffery G. Hough
                                            Title: Senior Vice President



                                           GSE SERVICES COMPANY L.L.C.

___________________                      By: /s/ Jeffery G. Hough     (SEAL)
                                           Name:   Jeffery G. Hough
                                           Title:  Senior Vice President


                                           GP INTERNATIONAL ENGINEERING &
                                           SIMULATION, INC.

___________________                      By:/s/ Jeffery G. Hough      (SEAL)
                                           Name:     Jeffery G. Hough
                                           Title:    Senior Vice President

                                           GP STRATEGIES:

                                           GP STRATEGIES CORPORATION


 __________________                      By:/s/ Scott N. Greenberg     (Seal)
                                           Name:  Scott N. Greenberg
                                           Title: President


                                           MANTECH:

                                           MANTECH INTERNATIONAL CORPORATION


___________________                      By:/s/ Matthew P. Galaski    (SEAL)
                                           Name:  Matthew P. Galaski
                                           Title: Vice President


                                           PNC BANK, NATIONAL ASSOCIATION

___________________                      By: /s/ Craig T. Sheetz       (SEAL)
                                           Name:  Craig T. Sheetz
                                           Title: Vice President

                                   Schedule A


Third Party Claim of Defendant and Third Party Plaintiff Western Services Corporation v. GSE Systems, Inc., in the United States District Court for the District of Maryland, Case Number AMD 02-3878, filed February 10, 2003.